Filer:
  Company Data:
    Company Name:  Campbell Strategic Allocation Fund, L.P.

    IRS Number:  52-1823554
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-61274



                  CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                        MONTHLY REPORT - AUGUST 2004
                                 -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (1,370,943.728 units) at July 31, 2004        $3,643,261,526
Additions of 31,480.649 units on August 31, 2004                  82,516,571
Redemptions of (4,918.514) units on August 31, 2004              (12,892,313)
Offering Costs                                                    (2,118,671)
Net Income (Loss) - August 2004                                  (47,653,123)
                                                              --------------

Net Asset Value (1,397,505.863 units) at August 31, 2004      $3,663,113,990
                                                              ==============

Net Asset Value per Unit at August 31, 2004                   $     2,621.18
                                                              ==============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                  $   24,509,149
    Change in unrealized                                          42,144,714
  Gains (losses) on forward and swap contracts:
    Realized                                                               0
    Change in unrealized                                         (96,380,353)
  Interest income                                                  4,091,554
                                                              --------------

                                                                 (25,634,936)
                                                              --------------

Expenses:
  Brokerage fee                                                   21,778,062
  Performance fee                                                          0
  Operating expenses                                                 240,125
                                                              --------------

                                                                  22,018,187
                                                              --------------

Net Income (Loss) - August 2004                               $  (47,653,123)
                                                              ==============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on August 31, 2004                     $   2,621.18

Net Asset Value per Unit on July 31, 2004                       $   2,657.48

Unit Value Monthly Gain (Loss) %                                       (1.37)%

Fund 2004 calendar YTD Gain (Loss) %                                   (0.39)%



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Strategic Allocation Fund, L.P.

                                  Prepared without audit



Dear Investor,

How long before the next wave?

August performance was negative as most financial markets continued to be range-bound. Fixed income instruments rallied profitably during the month, but our gains were quickly offset by losses in the currency sector as the US dollar strengthened. Small losses resulted from stock index trading as a six-week downtrend reversed sharply, mirroring the rise and fall of crude oil prices. Our exposure to the highly volatile energy sector was minor as a result of filters that kept us largely on the sidelines.

Overall, the persistent lack of profitable trends has left us with a fifth consecutive month of losses for only the second time in our history. While this is unusual, the macro factors causing it are not hard to understand. Markets don't like uncertainty, and wherever we look we see uncertainty.

Earlier this year we opined that our recent strong performance was unlikely to persist. Likewise, at this time we expect the markets will not remain bounded and listless forever. With the approaching election, the war in Iraq, and the ever-present threat of global terrorism, we believe the current state of relative equilibrium is unlikely to persist.

Sincerely,

Bruce Cleland
President & CEO